EXHIBIT 5.1

May 24, 2007

PVG GP, LLC

Three Radnor Corporate Center, Suite 300

100 Matsonford Road

Radnor, Pennsylvania 19087

Gentlemen:

I am General Counsel of PVG GP, LLC, a Delaware limited liability company and the general partner of Penn Virginia GP Holdings, L.P., a Delaware limited partnership (the “Partnership”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offering and sale of up to 300,000 common units representing limited partnership interests in the Partnership (the “Common Units”) pursuant to the PVG GP, LLC Long-Term Incentive Plan (the “Plan”).

As the basis for the opinions hereinafter expressed, I have examined such statutes, including the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”), regulations, corporate records and documents, certificates of corporate and public officials, and other instruments as I have deemed necessary or advisable for the purposes of this opinion, including the Registration Statement on Form S-8 (the “Registration Statement”) to be filed in connection with the registration of the Common Units. In such examination, I have assumed the authenticity of all documents submitted to me as originals and the conformity with the original documents of all documents submitted to me as copies.

Based upon the foregoing, and subject to the limitations and assumptions set forth herein, and having due regard for such legal considerations as I deem relevant, I am of the opinion that:

1. The Partnership has been duly formed and is validly existing as a limited partnership under the Delaware Act.

2. The Common Units, when issued and delivered in accordance with the terms of the Plan, will be duly authorized, validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the laws of the United States of America, the Constitution of the State of Delaware and the Delaware Act, as interpreted by federal courts and the courts of the State of Delaware, and I express no opinion as to the effect of the laws of any other jurisdiction.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

This opinion is rendered as of the date hereof, and I assume no obligation to update or supplement this opinion to reflect any change of fact, circumstance or law after such time as the Registration Statement is declared effective.

Sincerely,

/s/ Nancy M. Snyder
Nancy M. Snyder